Exhibit 99.1

ACUSPHERE, INC. REPORTS Q2 2006 FINANCIAL RESULTS
AND ACCOMPLISHMENTS

Watertown, MA, August 9, 2006 - Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the quarter ended June 30, 2006 and commented on operational progress. During the three months ended June 30, 2006, the Company’s primary focus remained on its lead product candidate, AI-700, an ultrasound contrast agent being developed for use in echocardiography. The majority of operating expenses were related to the development program for AI-700 which is in Phase 3 clinical trials designed to demonstrate that ultrasound with AI-700 is non-inferior to nuclear stress tests for the assessment of coronary heart disease, the leading cause of death in the United States.

Operating Progress

In June 2006, the Company announced preliminary results from the first of its two Phase 3
AI-700 clinical trials, the RAMP-1 trial, demonstrating that AI-700 achieved 2 out of 3 primary endpoints with strong statistical significance (p ≤ 0.002). The Company also indicated that, based upon its review of the safety data from the RAMP-1 trial, AI-700 was well tolerated. More than 99% of the AI-700 images acquired from patients in this trial were readable.

Also during the second quarter of 2006, the Company announced that it had ended enrollment for its second Phase 3 AI-700 trial, the RAMP-2 trial, with total enrollment of 457 patients. During the current stage of the RAMP-2 trial, the “blinded” readers are analyzing the images obtained from the trial. Acusphere believes, based upon insights and lessons learned from the RAMP-1 trial, that a longer review of the RAMP-2 data, prior to unblinding, may have a positive benefit. The Company is currently evaluating certain options that could result in the unblinding and release of RAMP-2 trial results in Q1 2007 rather than Q4 2006. Such timing is not anticipated to affect the timing of the NDA submission for AI-700, which is still planned for the first half of 2007.

During the second quarter, AI-700 manufacturing preparation continued. The first commercial-scale development batches of AI-700 produced in the Company’s commercial manufacturing facility in Tewksbury, Massachusetts were completed on schedule. AI-700 produced in this batch met the Company’s pre-defined target specifications. Remaining steps in qualifying this facility include aseptic qualification, product stability testing and other validation activities required under current good manufacturing practices (cGMPs).

In the second quarter, as previously disclosed, Acusphere entered into two agreements for ultrasound-related intellectual property rights. The agreements were with GE Healthcare, a division of General Electric Company, and Bracco International BV.

Financial Results

The Company’s financial results for the quarter ended June 30, 2006, are summarized in the accompanying table and detailed in Acusphere’s Form 10-Q to be filed today with the U.S. Securities and Exchange Commission.

During the three months ended June 30, 2006, the Company’s recognized $0.2 million in collaboration revenue from work performed in connection with Nycomed support and a previously announced HDDS-related feasibility study.

The Company incurred total operating expenses of $24.7 million, including $10.1 million expensed from the write-off for accounting purposes of intellectual property rights acquired from General Electric Healthcare and Bracco International relating to payments made or scheduled to be made by the Company prior to the commercialization of AI-700.

Included in total operating expenses for this period were $2.5 million in depreciation and amortization expense and $0.7 million in costs for stock-based compensation.

The net loss for the second quarter of 2006, after $0.6 million in dividends on outstanding preferred stock, was $23.5 million, or $0.84 per common share, compared to $16.4 million or $0.92 per common share, for the same period in the previous year. Weighted average common shares outstanding in the second quarter of 2006 were approximately 28.1 million, compared to approximately 17.8 million in the prior year period.

The Company’s net change in cash and short-term investments, or net cash burn, in the second quarter of 2006 was $9.2 million, excluding $37.7 million in net proceeds from an equity financing completed in April 2006 and $8.6 million paid for intellectual property rights, which include $3.0 million paid to Schering AG under an agreement announced in 2005. The majority of this net cash burn was incurred from operating activities with approximately $0.7 million incurred relating to equipment purchases.  The Company is not scheduled to make any additional payments for intellectual property rights until Q2 2007, when Acusphere is scheduled to pay General Electric Healthcare $5.0 million and Schering $3.0.  Those payments represent the final payment due to Schering and the final payment to GE Healthcare until after AI-700 is approved. Further payments due to Bracco are based upon achievement of defined regulatory milestones.

The Company estimates that its net cash burn for the second half of 2006 will be approximately $20 to $25 million, including capital purchases and scheduled debt repayment.

As of June 30, 2006, the Company’s balance sheet reflects $98.8 million in total assets, including $57.6 million in cash and short-term investments, up from $51.1 million as of December 31, 2005  These balances include the results of the equity financing completed in April 2006, net proceeds to Acusphere from which were approximately $37.7 million.  As of June 30, 2006, there were approximately 28.8 million shares of the Company’s common stock outstanding and approximately 5.2 million common stock equivalents outstanding underlying the Company’s outstanding preferred stock.

Conference Call Information

Acusphere plans to hold a conference call with investors today, Wednesday, August 9, 2006, commencing at 4:30 p.m. (Eastern Time). The conference call will include discussion of the Company’s operating results, financing results, priorities, and other operational matters and disclosures followed by answers to investor questions.  The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-591-6945, using the confirmation code: 97274705. For participants dialing in from outside the U.S. please call 1-617-614-4911 using the same confirmation code. After the conference call, a replay of the call will be made available for 30 days via the Company’s web site and telephone replay by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 13486829.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microparticle technology.  Acusphere’s three initial product candidates are designed to address large unmet clinical needs within cardiology, oncology and asthma.  These product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microparticles in a versatile manner that allows particles to be customized to address the delivery needs of a variety of drugs.  Acusphere’s lead product candidate, AI-700, is a cardiovascular drug in Phase 3 clinical development.  AI-700 is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary heart disease.  An estimated 11.9 million procedures are done each year in the U.S. to detect coronary heart disease, the leading cause of death in the United States.  For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” is a trademark of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the successful completion of clinical trials, upcoming milestone timing, capital requirements, commercial prospects for the Company’s product candidates, qualification of a commercial manufacturing facility and intellectual property risks. All such forward-looking statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding the ultimate outcome of Acusphere’s Phase 3 clinical trials for AI-700 and uncertainties regarding the number of patients required to complete the Phase 3 clinical trials, unproven markets, future capital needs and uncertainty of additional financing, lack of sales and marketing experience, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 as updated by its Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

ACUSPHERE, INC.

ACCUSPHERE, INC.
FINANCIAL HIGHLIGHTS
— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Collaboration revenue	$246	$857	$1,103	1,714
Operating expenses:
Research and development	21,640	15,227	32,514	22,905
General and administrative	3,040	2,114	5,594	3,861
Total operating expenses	24,680	17,341	38,108	26,766
Interest and other income (expense)	102	188	100	349
Change in valuation of derivative	1,455	953	575	1,387
Net loss	($22,877)	($15,343)	($36,330)	(23,316)
Dividends on preferred stock	(593)	(1,032)	(1,194)	(1,032)

Net loss available to common stockholders	(23,470)	($16,375)	(37,524)	(24,348)

Net loss per common share — basic and diluted	($0.84)	($0.92)	($1.47)	($1.37)
Weighted-average shares outstanding — basic and diluted	28,055	17,829	25,447	17,821

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	(Unaudited)
	June 30, 2006	December 31, 2005

Cash and short-term investments	$57,625	$51,112
Current assets	59,337	52,254
Total assets	98,802	95,839
Current portion of deferred revenue	3,012	3,429
Other current liabilities	20,022	17,814
Long-term liabilities	16,593	17,179
Stockholders’ equity	59,175	57,417

# # #

Acusphere Inc. Contact:
John F. Thero	Investors:
Sr. Vice President and CFO	Tel: (617) 925-3444
Email: IR@acusphere.com
Stephen Schultz	Media: (617) 648-8800
Director, Corporate Communications
(617) 648-8800